Exhibit 99.1

Kroger Reports Third Quarter 2021 Results and Raises Full-Year Guidance

Third Quarter Highlights

•	Identical Sales without fuel increased 3.1%; two-year stack increased 14.0%

•	Digital Sales two-year stack grew 103%

•	EPS of $0.64; Adjusted EPS of $0.78

•	Operating Profit of $868 million; Adjusted FIFO Operating Profit of $974 million

•	Alternative profit business delivered record third quarter operating profit

CINCINNATI, December 2, 2021 -- The Kroger Co. (NYSE: KR) today reported its third quarter 2021 results and will update investors on how key initiatives are positioning the company for long-term sustainable growth.

Comments from Chairman and CEO Rodney McMullen

“Kroger’s strategy to lead with fresh and accelerate with digital continues to connect with our customers. Our agility, and the commitment from our amazing associates, is allowing us to navigate current labor and supply chain conditions and provide the freshest food at affordable prices across our store and digital ecosystem.

“Our focus on execution, combined with our continued discipline in balancing investments in our associates and customers with exceptional cost management, and growth in our alternative profit business allowed us to exceed internal expectations and deliver strong sales and earnings growth.

“Across all aspects of our business, we are innovating and executing with speed against the key initiatives that are transforming our business. Kroger is in a position of strength. We are committed to delivering for our associates, customers, and communities, and we remain confident in our ability to deliver total shareholder returns of 8% to 11% over time.”

Third Quarter Financial Results

	3Q21 ($ in millions; except EPS)	3Q20 ($ in millions; except EPS)
ID Sales* (Table 4)	3.1%	10.9%
EPS	$0.64	$0.80
Adjusted EPS (Table 6)	$0.78	$0.71
Operating Profit	$868	$792
Adjusted FIFO Operating Profit (Table 7)	$974	$871
FIFO Gross Margin Rate*	Decreased 41 basis points
OG&A Rate*	Decreased 49 basis points

*without fuel and adjustment items, if applicable

Third Quarter Results versus Two Years Ago

3Q21 ($ in millions; except EPS)
ID Sales Two Year Stacked* (Table 8)	14.0%
EPS Two Year CAGR (Table 8)	41.4%
Adjusted EPS Two Year CAGR (Table 8)	28.8%
Operating Profit Two Year CAGR (Table 8)	84.9%
Adjusted FIFO Operating Profit Two Year CAGR (Table 8)	22.1%
FIFO Gross Margin Rate Compared to Q3 2019*	Decreased 43 basis points
OG&A Rate Compared to Q3 2019*	Decreased 79 basis points

*without fuel and adjustment items, if applicable

Total company sales were $31.9 billion in the third quarter, compared to $29.7 billion for the same period last year. Excluding fuel, sales increased 2.9% compared to the same period last year.

Gross margin was 21.66% of sales for the third quarter. The FIFO gross margin rate, excluding fuel, decreased 41 basis points compared to the same period last year. This decrease primarily related to higher supply chain costs and continued price investments partially offset by sourcing benefits.

The LIFO charge for the third quarter was $93 million, compared to $23 million for the same period last year. This increase was primarily attributable to higher inflation across several categories, including grocery and meat.

The Operating, General & Administrative rate decreased 49 basis points, excluding fuel and adjustment items, which reflects sales leverage and the execution of cost savings initiatives.

Kroger recorded a nonrecurring benefit of $47 million, or $0.07 per diluted share, primarily due to the favorable outcome of income tax audit examinations covering multiple years. This amount is excluded from the company’s adjusted net earnings per diluted share result for the third quarter. The income tax rate for the third quarter was 13.8%, compared to 24.2% for the same period last year.

Capital Allocation Strategy

Kroger continues to generate strong free cash flow and remains committed to investing in the business to drive long-term sustainable net earnings growth, maintaining its current investment grade debt rating, and returning excess free cash flow to shareholders via share repurchase and a growing dividend over time.

Kroger's net total debt to adjusted EBITDA ratio is 1.68, compared to 1.74 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

During the quarter, Kroger repurchased $297 million of shares and year-to-date, has repurchased $1 billion of shares. As of the end of the third quarter, $511 million remains on the board authorization announced on June 17, 2021.

2021 Guidance

Comments from CFO Gary Millerchip

“Driven by the momentum in our third quarter results and sustained food at home trends, we are raising our full-year guidance. We now expect our two-year identical sales stack to be in the range of 13.7% to 13.9%. We expect our adjusted net earnings per diluted share to be in the range of $3.40 to $3.50.

“Kroger is executing against its key financial and operational initiatives and continues to invest in strategic priorities that will drive attractive and sustainable total shareholder returns. We believe our business is emerging stronger through the pandemic and is well positioned to grow beyond 2021.”

Full Year 2021 Guidance

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)****
Adjusted*	(0.4%) - (0.2%)	$3.40 - $3.50	$4.1 - $4.2	22.1% - 22.5%	$3.1 - $3.3	$2.4 - $2.6
2-Year Basis***	13.7% - 13.9% (Stack)	25% - 26% (CAGR)	17.0% - 18.4% (CAGR)			$3.3 - $3.4 (Average)

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2021 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2021 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations or changes in tax laws, which cannot be predicted. Accordingly, this does not reflect the effect of the $47 million benefit recognized in the third quarter of 2021.

*** Identical sales, without fuel, guidance for 2-year basis represents the sum of actual 2020 identical sales percentage and 2021 identical sales rate guidance. The 2-year basis guidance items denoted with CAGR represent the compounded annual growth rate utilizing 2019 as the base year. Average free cash flow is the average of actual 2020 free cash flow and 2021 guidance.

**** 2021 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

Third Quarter 2021 Highlights

Leading with Fresh

•	Surpassed $1 billion in annualized sales for Home Chef, becoming the newest Our Brands billion dollar brand in Kroger’s portfolio

•	Our Brands launched 216 new items during the quarter with plans to launch several innovative and unique products focused on helping customers enjoy the holiday season like Private Selection Holiday Trail Mix and Simple Truth Cranberry Pistachio Bread

•	Expanded launch of our End-to-End Fresh program to over 50 additional stores

•	Announced plans with Kipster Farms, the award-winning system founded in The Netherlands, to bring the world’s first carbon-neutral, cage-free eggs to retail shelves under Simple Truth brand

Accelerating with Digital

•	Launched Kroger Delivery Now nationwide with Instacart to provide 30-minute delivery, enabled by first-of-its-kind virtual convenience store shopping experience

•	Introduced Boost by Kroger Plus, an annual membership program that provides customers free delivery and additional fuel points on purchases in four divisions

•	Shared plans for five new customer fulfillment centers powered by the Ocado Group including expansions in California and Florida and entrance for the first time into the Northeast region

•	Announced collaboration with Bed Bath & Beyond and buybuy Baby on a national e-commerce experience via Kroger.com and a small scale physical store pilot to expand home and baby product offerings

•	Kroger Precision Marketing launched a new programmatic advertising marketplace allowing agencies and brands to reach consumers by applying Kroger customer data to campaigns within their preferred ad-buying platform

Associate Experience

•	Increased Kroger Family of Companies' average hourly wage to greater than $16 and with comprehensive benefits, will be greater than $21 by the end of 2021

•	Received two Brandon Hall Group - Excellence in Human Capital Management Awards, including Gold recognition for Leading through a Crisis during the COVID-19 pandemic and Silver recognition for A Fresh Welcome, organization’s new and innovative onboarding program, which launched in 2020

•	Held nationwide hiring event with more than 20,000 opportunities in retail, e-commerce, manufacturing, merchandising, corporate, healthcare and more

Live Our Purpose

•	Kroger Health partnered with Anthem Blue Cross and Blue Shield to offer new Medicare Advantage plans that include an allowance to help customers purchase groceries and health items

•	Kroger Health has administered more than 8.5 million COVID-19 vaccine doses to date, supporting customers and associates

•	Marked one-year anniversary of organization’s Framework for Action: Diversity, Equity and Inclusion plan to better use company’s platform to create and advocate for more equitable communities. Shared the following progress:

o	405,000 associates completed diversity and inclusion training

o	Increased our partnerships with Historically Black Colleges and Universities and Hispanic-Serving Institutions from six to seventeen

o	Achieved $4.1 billion in diverse supplier spend in 2020, a 21% increase versus prior year

o	The Kroger Co. Foundation collectively invested $3.1 million to advance racial equity through partnerships with Black Girl Ventures, Everytable, LISC, Thurgood Marshall College Fund, and other organizations

o	Scored 100 on both the Disability Equality Index presented by Disability: IN and the American Association of People with Disabilities (AAPD) and the Corporate Equality Index presented by the Human Rights Campaign Foundation

•	The Zero Hunger | Zero Waste Foundation Innovation Fund made impact investments during the first-ever Venture Showcase in two peer-selected startups, Agua Bonita and Matriark Foods

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's third quarter 2021 ended on November 6, 2021.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “believe,” “committed,” “confident,” “continue,” “deliver,” “expect,” “future,” “guidance,” “positioning,” “strategy,” “target,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 pandemic related factors, risks and challenges, including among others, the length of time that the pandemic continues, new variants of the virus and the effectiveness of vaccines against variants, continued efficacy of vaccines over time and availability of vaccine boosters, the extent of continued vaccine disinformation and vaccine refusal, and global access to vaccines, as well as the effect of emerging vaccine and/or testing mandates and related regulations, the potential for additional future spikes in infection and illness rates including breakthrough infections among the fully vaccinated, and the corresponding potential for disruptions in workforce availability and customer shopping patterns, re-imposed restrictions as a result of resurgence and the corresponding future easing of restrictions, and interruptions in domestic and global supply chains or capacity constraints; the pace of recovery when the pandemic subsides; labor negotiations or disputes; changes in the unemployment rate; pressures in the labor market; changes in government-funded benefit programs; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities; changes in tariffs; the effect that fuel costs have on consumer spending; volatility of fuel margins; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and widening and deepening our strategic moats of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Kroger's effective tax rate may differ from the expected rate due to changes in tax laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein unless required by applicable law. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on December 2, 2021 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, December 2, 2021.

3rd Quarter 2021 Tables Include:

1.	Consolidated Statements of Operations

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Cash Flows

4.	Supplemental Sales Information

5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.	Net Earnings Per Diluted Share Excluding the Adjustment Items

7.	Operating Profit Excluding the Adjustment Items

8.	Two-Year Financial Results

--30--

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rob Quast (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2021		2020		2021		2020
SALES	$31,860	100.0%	$29,723	100.0%	$104,840	100.0%	$101,761	100.0%

OPERATING EXPENSES MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	24,959	78.3	22,901	77.1	81,820	78.0	77,906	76.6
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,177	16.2	5,194	17.5	17,692	16.9	18,162	17.9
RENT	197	0.6	205	0.7	648	0.6	682	0.7
DEPRECIATION AND AMORTIZATION	659	2.1	631	2.1	2,168	2.1	2,073	2.0

OPERATING PROFIT	868	2.7	792	2.7	2,512	2.4	2,938	2.9

OTHER INCOME (EXPENSE)

INTEREST EXPENSE	(135)	(0.4)	(129)	(0.4)	(438)	(0.4)	(438)	(0.4)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	(77)	(0.2)	9	-	(44)	-	28	-
(LOSS) GAIN ON INVESTMENTS	(94)	(0.3)	162	0.6	(694)	(0.7)	952	0.9

NET EARNINGS BEFORE INCOME TAX EXPENSE	562	1.8	834	2.8	1,336	1.3	3,480	3.4

INCOME TAX EXPENSE	77	0.2	202	0.7	239	0.2	816	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	485	1.5	632	2.1	1,097	1.1	2,664	2.6

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2	-	1	-	7	-	2	-

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$483	1.5%	$631	2.1%	$1,090	1.0%	$2,662	2.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.64		$0.81		$1.44		$3.39

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	742		772		747		777

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.64		$0.80		$1.43		$3.35

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	752		780		757		785

DIVIDENDS DECLARED PER COMMON SHARE	$0.21		$0.18		$0.60		$0.52

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness. Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $93 and $23 were recorded in the third quarters of 2021 and 2020, respectively. For the year to date period, LIFO charges of $177 and $77 were recorded for 2021 and 2020, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	November 6,	November 7,
	2021	2020
ASSETS
Current Assets
Cash	$324	$367
Temporary cash investments	1,964	1,813
Store deposits in-transit	1,140	1,102
Receivables	1,914	1,610
Inventories	7,520	7,478
Prepaid and other current assets	518	576

Total current assets	13,380	12,946

Property, plant and equipment, net	23,316	21,902
Operating lease assets	6,655	6,843
Intangibles, net	954	1,012
Goodwill	3,076	3,076
Other assets	2,448	2,686

Total Assets	$49,829	$48,465

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$1,048	$1,595
Current portion of operating lease liabilities	642	669
Trade accounts payable	7,879	7,355
Accrued salaries and wages	1,458	1,236
Other current liabilities	5,771	4,662

Total current liabilities	16,798	15,517

Long-term debt including obligations under finance leases	12,673	11,925
Noncurrent operating lease liabilities	6,343	6,482
Deferred income taxes	1,619	1,682
Pension and postretirement benefit obligations	490	543
Other long-term liabilities	2,415	2,272

Total Liabilities	40,338	38,421

Shareowners' equity	9,491	10,044

Total Liabilities and Shareowners' Equity	$49,829	$48,465

Total common shares outstanding at end of period	738	766
Total diluted shares year-to-date	757	785

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,097	$2,664
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,168	2,073
Operating lease asset amortization	468	481
LIFO charge	177	77
Stock-based employee compensation	159	147
Company-sponsored pension plans	56	(12)
Deferred income taxes	34	219
Gain on the sale of assets	(34)	(24)
Loss (gain) on investments	694	(952)
Other	106	119
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	(44)	77
Receivables	(80)	42
Inventories	(673)	(471)
Prepaid and other current assets	371	(56)
Trade accounts payable	1,200	1,006
Accrued expenses	(40)	469
Income taxes receivable and payable	(54)	89
Operating lease liabilities	(532)	(464)
Other	(282)	413

Net cash provided by operating activities	4,791	5,897

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,008)	(2,062)
Proceeds from sale of assets	139	99
Other	(90)	(85)

Net cash used by investing activities	(1,959)	(2,048)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	43	537
Payments on long-term debt including obligations under finance leases	(915)	(41)
Net payments on commercial paper	-	(1,150)
Dividends paid	(433)	(395)
Proceeds from issuance of capital stock	118	98
Treasury stock purchases	(1,049)	(989)
Proceeds from financing arrangement	166	-
Other	(161)	(128)

Net cash used by financing activities	(2,231)	(2,068)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	601	1,781

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	1,687	399
END OF PERIOD	$2,288	$2,180

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,008)	$(2,062)
Payments for lease buyouts	-	42
Changes in construction-in-progress payables	(144)	(44)
Total capital investments, excluding lease buyouts	$(2,152)	$(2,064)

Disclosure of cash flow information:
Cash paid during the year for interest	$493	$474
Cash paid during the year for income taxes	$364	$495

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
EXCLUDING FUEL	$27,685	$26,850	$91,899	$92,795

EXCLUDING FUEL	3.1%	10.9%	(1.0)%	15.3%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5. Reconciliation of Net Total Debt and
Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
(in millions, except for ratio)
(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity. The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 6,	November 7,
	2021	2020	Change
Current portion of long-term debt including obligations under finance leases	$1,048	$1,595	$(547)
Long-term debt including obligations under finance leases	12,673	11,925	748

Total debt	13,721	13,520	201

Less: Temporary cash investments	1,964	1,813	151

Net total debt	$11,757	$11,707	$50

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, on a rolling four quarter basis.

	Rolling Four Quarters Ended
	November 6,	November 7,
	2021	2020
Net earnings attributable to The Kroger Co.	$1,013	$2,989
LIFO charge	93	113
Depreciation and amortization	2,842	2,728
Interest expense	543	578
Income tax expense	205	887
Adjustment for pension plan withdrawal liabilities	1,437	4
Adjustment for company-sponsored pension plan settlement charges	87	-
Adjustment for loss (gain) on investments	541	(943)
Adjustment for Home Chef contingent consideration	142	58
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (a)	-	174
Adjustment for transformation costs (b)	118	152
Other	(7)	(10)

Adjusted EBITDA	$7,014	$6,730

Net total debt to adjusted EBITDA ratio	1.68	1.74

(a)	The adjustment for impairment of Lucky's Market attributable to The Kroger Co. excludes a $107 net loss attributable to the minority interest of Lucky's Market.

(b)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings and net earnings per diluted share because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Net earnings attributable to The Kroger Co.	$483	$631	$1,090	$2,662

Adjustment for pension plan withdrawal liabilities (a)(b)	-	-	344	-
Adjustment for company-sponsored pension plan settlement charges (a)(c)	68	-	68	-
Adjustment for loss (gain) on investments (a)(d)	73	(115)	533	(705)
Adjustment for Home Chef contingent consideration (a)(e)	7	17	47	80
Adjustment for transformation costs (a)(f)	5	24	82	73
Adjustment for income tax audit examinations (a)	(47)	-	(47)	-

2021 and 2020 Adjustment Items	106	(74)	1,027	(552)

Net earnings attributable to The Kroger Co. excluding the adjustment items above	$589	$557	$2,117	$2,110

Net earnings attributable to The Kroger Co. per diluted common share	$0.64	$0.80	$1.43	$3.35

Adjustment for pension plan withdrawal liabilities (g)	-	-	0.45	-
Adjustment for company-sponsored pension plan settlement charges (g)	0.09	-	0.09	-
Adjustment for loss (gain) on investments (g)	0.10	(0.15)	0.70	(0.90)
Adjustment for Home Chef contingent consideration (g)	0.01	0.02	0.06	0.10
Adjustment for transformation costs (g)	0.01	0.04	0.11	0.11
Adjustment for income tax audit examinations (g)	(0.07)	-	(0.07)	-

2021 and 2020 Adjustment Items	0.14	(0.09)	1.34	(0.69)

Net earnings attributable to The Kroger Co. per diluted common share excluding the adjustment items above	$0.78	$0.71	$2.77	$2.66

Average number of common shares used in diluted calculation	752	780	757	785

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)
(in millions, except per share amounts)
(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $449.

(c)	The pre-tax adjustment to other income (expense) for company-sponsored pension plan settlement charges was $87.

(d)	The pre-tax adjustments for loss (gain) on investments were $94 and ($162) in the third quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $694 and ($952) in the first three quarters of 2021 and 2020, respectively.

(e)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $10 and $24 in the third quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $61 and $109 in the first three quarters of 2021 and 2020, respectively.

(f)	The pre-tax adjustments to OG&A expenses for transformation costs were $6 and $33 in the third quarters of 2021 and 2020, respectively. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs were $107 and $100 in the first three quarters of 2021 and 2020, respectively. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(g)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Third Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment, company-sponsored pension plan settlement charges, strategic transformation costs, and the income tax audit examinations adjustment.

2021 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2021 for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Third Quarter Adjustment Items include adjustments for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2020 for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	THIRD QUARTER		YEAR-TO-DATE
	2021	2020	2021	2020
Operating profit	$868	$792	$2,512	$2,938
LIFO charge	93	23	177	77

FIFO Operating profit	961	815	2,689	3,015

Adjustment for pension plan withdrawal liabilities	-	-	449	-
Adjustment for Home Chef contingent consideration	10	24	61	109
Adjustment for transformation costs (a)	6	33	107	100
Other	(3)	(1)	(9)	(6)

2021 and 2020 Adjustment items	13	56	608	203

Adjusted FIFO operating profit excluding the adjustment items above	$974	$871	$3,297	$3,218

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 8. Two-Year Financial Results
(in millions, except per share amounts)
(unaudited)

The purpose of this table is to better illustrate comparable two-year growth from our ongoing business for the current year for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share, due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic. Two-year financial results for identical sales without fuel, adjusted operating profit and adjusted net earnings per diluted share are useful metrics to investors and analysts because it presents more accurate comparisons of results and trends over a longer period of time to demonstrate the effect of COVID-19 on our results. Items identified in these tables should not be considered alternatives to any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

IDENTICAL SALES TWO-YEAR STACKED

	2021		2020		2021		2020
	THIRD QUARTER		THIRD QUARTER		YEAR-TO-DATE		YEAR-TO-DATE
	2021	2020	2020	2019	2021	2020	2020	2019
Excluding Fuel	$27,685	$26,850	$26,860	$24,212	$91,899	$92,795	$92,759	$80,485

Excluding Fuel	3.1%		10.9%		(1.0)%		15.3%

Two-year identical sales stacked	14.0%				14.3%

OPERATING PROFIT EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	THIRD QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Operating profit	$868	$254	$2,512	$1,714
LIFO charge	93	23	177	69

FIFO Operating profit	961	277	2,689	1,783

Adjustment for pension plan withdrawal liabilities	-	45	449	131
Adjustment for Home Chef contingent consideration	10	4	61	(18)
Adjustment for severance charge and related benefits	-	80	-	80
Adjustment for transformation costs (a)	6	-	107	-
Adjustment for impairment of Lucky's Market (b)	-	238	-	238
Other	(3)	9	(9)	23

2021 and 2019 Adjustment items	13	376	608	454

Adjusted FIFO operating profit excluding the adjustment items above	$974	$653	$3,297	$2,237

Two-year operating profit CAGR*	84.9%		21.1%

Two-year adjusted FIFO operating profit excluding the adjustment items above CAGR*	22.1%		21.4%

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	The adjustment for impairment of Lucky's Market includes a $107 net loss attributable to the minority interest of Lucky's Market.

*	CAGR represents the compounded annual growth rate.

Table 8. Two-Year Financial Results (continued)
(in millions, except per share amounts)
(unaudited)

NET EARNINGS PER DILUTED SHARE EXCLUDING THE ADJUSTMENT ITEMS TWO-YEAR CAGR*

	THIRD QUARTER		YEAR-TO-DATE
	2021	2019	2021	2019
Net earnings attributable to the Kroger Co.	$483	$263	$1,090	$1,332

Adjustment for pension plan withdrawal liabilities (a)(b)	-	35	344	101
Adjustment for company-sponsored pension plan settlement charges (a)(c)	68	-	68	-
Adjustment for gain on sale of Turkey Hill Dairy (a)(d)	-	-	-	(80)
Adjustment for gain on sale of You Technology (a)(e)	-	-	-	(52)
Adjustment for loss (gain) on investments (a)(f)	73	(81)	533	(125)
Adjustment for impairment of Lucky's Market attributable to the Kroger Co. (a)(g)	-	100	-	100
Adjustment for Home Chef contingent consideration (a)(h)	7	3	47	(13)
Adjustment for transformation costs (a)(i)	5	-	82	-
Adjustment for severance charge and related benefits (a)(j)	-	61	-	61
Adjustment for income tax audit examinations (a)	(47)	-	(47)	-

2021 and 2019 adjustment items	106	118	1,027	(8)

Net earnings attributable to the Kroger Co. Excluding the adjustment items above	$589	$381	$2,117	$1,324

Net earnings attributable to the Kroger Co. Per diluted common share	$0.64	$0.32	$1.43	$1.64

Adjustment for pension plan withdrawal liabilities (k)	-	0.04	0.45	0.12
Adjustment for company-sponsored pension plan settlement charges (k)	0.09	-	0.09	-
Adjustment for gain on sale of Turkey Hill Dairy (k)	-	-	-	(0.10)
Adjustment for gain on sale of You Technology (k)	-	-	-	(0.06)
Adjustment for loss (gain) on investments (k)	0.10	(0.10)	0.70	(0.16)
Adjustment for impairment of Lucky's Market attributable to The Kroger Co. (k)	-	0.12	-	0.12
Adjustment for Home Chef contingent consideration (k)	0.01	0.01	0.06	(0.02)
Adjustment for transformation costs (k)	0.01	-	0.11	-
Adjustment for severance charge and related benefits (k)	-	0.08	-	0.08
Adjustment for income tax audit examinations (k)	(0.07)	-	(0.07)	-

2021 and 2019 adjustment items	0.14	0.15	1.34	(0.02)

Net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above	$0.78	$0.47	$2.77	$1.62

Average number of common shares used in Diluted calculation	752	807	757	805

Two-year net earnings attributable to the Kroger Co. per Diluted common share CAGR*	41.4%		(6.6)%

Two-year net earnings attributable to the Kroger Co. per Diluted common share excluding the adjustment items above CAGR*	28.8%		30.8%

*	CAGR represents the compounded annual growth rate.

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities was $45 in the third quarter of 2019. The year-to-date pre-tax adjustments for pension plan withdrawal liabilities were $449 and $131 in the first three quarters of 2021 and 2019, respectively.

(c)	The pre-tax adjustment to other income (expense) for company-sponsored pension plan settlement charges was $87.

(d)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(e)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(f)	The pre-tax adjustments for loss (gain) on investments were $94 and ($106) in the third quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments for loss (gain) on investments were $694 and ($166) in the first three quarters of 2021 and 2019, respectively.

(g)	The pre-tax adjustment for impairment of Lucky's Market was $238 including a $107 net loss attributable to the minority interest of Lucky's Market.

(h)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $10 and $4 in the third quarters of 2021 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $61 and ($18) in the first three quarters of 2021 and 2019, respectively.

(i)	The pre-tax adjustments to OG&A expenses for transformation costs were $6 in the third quarter of 2021. The year-to-date pre-tax adjustments to OG&A expenses for transformation costs were $107 in the first three quarters of 2021. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(j)	The pre-tax adjustment for severance charge and related benefits was $80.

(k)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2021 Third Quarter Adjustment Items include adjustments for the loss on investments, Home Chef contingent consideration adjustment, company-sponsored pension plan settlement charges, strategic transformation costs, and the income tax audit examination adjustment.

2021 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2021 for pension plan withdrawal liabilities, loss on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2019 Third Quarter Adjustment Items include adjustments for pension plan withdrawal liabilities, gain on investments, severance charges, impairment of Lucky's Market, and Home Chef contingent consideration adjustment.

2019 Adjustment Items include the Third Quarter Adjustment Items plus the adjustments that occurred in the first two quarters of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, gain on sale of You Technology, the gain on investments and Home Chef contingent consideration adjustment.